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                                                                       Exhibit 5

                                November 28, 2001

The Board of Directors
Cray Inc.

Dear Sirs:

        I am the general counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of up to 8,282,484 shares of common stock of the Company (the "Shares") upon the conversion of, and as payment of interest on, the 5% convertible subordinated debentures due November 6, 2004, for other payments due under the debentures and related transaction documents made in common stock, and upon the exercise of the stock purchase warrants dated November 6, 2001. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that the Shares have been duly authorized and are legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus.

                                                   Very truly yours,

                                                          /S/

                                                   Kenneth W. Johnson
                                                   General Counsel